Exhibit 99.1

Applied Digital Reports First Quarter Financial Results for 2005

Thursday May 5, 4:00 pm ET

Company Reports Net Income of $0.03 Per Share and Positive Income from Continuing Operations of $1.6 Million

DELRAY BEACH, Fla.--(BUSINESS WIRE)--May 5, 2005--Applied Digital (Nasdaq: ADSX - News), a provider of Security Through Innovation(TM), today reported financial results for the first-quarter ended March 31, 2005. The Company’s consolidated financial results include the balance sheets, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC - News) and InfoTech USA, Inc. (OTC: IFTH - News).

Revenue for the first quarter of 2005 was $21.9 million, a 17.4% decrease from the $26.5 million in revenue in the first quarter of 2004. The decrease in comparative quarterly revenue was primarily attributable to a decrease in revenue for the Company’s wholly-owned subsidiary Government Telecommunications, Inc., (“GTI”). The termination of the United States Postal Service contract in January 2005 contributed approximately $4.0 million of the decrease.

Gross profit increased to approximately $8.2 million in the first quarter of 2005 compared to approximately $8.1 million in the first quarter of 2004, and gross profit margins increased to 37.4% in the first quarter of 2005 compared to gross profit margins of 30.7% in the first quarter of 2004.

Income from continuing operations for the first quarter of 2005 was $1.6 million, or $0.03 per share, compared to a loss from continuing operations of $(0.4) million or $(0.01) per share for the first quarter of 2004. Net income was $1.6 million, or $0.03 per share, compared to net income of $1.5 million, or $0.03 per share in the first quarter of 2004. Included in the results for the first quarters of 2005 and 2004 was an interest reduction of $2.3 million and $0.6 million, respectively, as a result of the quarter-to-quarter revaluation of certain of the Company’s warrants, which are settleable in shares of the Digital Angel common stock owned by the Company. During the first quarters of 2005 and 2004, the Company also realized income of $1.3 million and $0.2 million, respectively, attributable primarily to the increase in the Company’s ownership percentage of Digital Angel during each of these quarters.

Commenting on the results, Scott R. Silverman, Chairman and CEO stated, “The highlight of the first quarter is clearly the evolution of VeriChip Corporation. In the six months since receiving clearance from the FDA to market VeriChip for medical applications, we have signed a leading distributor in Henry Schein Inc., supplied two high-profile hospitals with infrastructure for the VeriChip System, and completed the acquisition of eXI Wireless, which will dramatically increase VeriChip Corporation’s revenue and access to distributors for VeriChip’s implantable product. With this acquisition, VeriChip Corporation has become an RFID company for people and their environments, which is a clear differentiator in the RFID sector.”

Silverman continued, “With a strong balance sheet containing over $26 million in cash at the end of the quarter, Applied Digital is well-positioned to capitalize on many opportunities for VeriChip in both the healthcare and security sectors.”

Some of the highlights of the first quarter included:

•	Completion of eXI Wireless acquisition. Transaction enhances Company’s product offerings and positions VeriChip as the first RFID company for people.

•
Expanded Hospital infrastructure: Hackensack University Medical University, based in New Jersey, agreed to initiate a clinical evaluation program of the VeriChip System in its emergency department. CareGroup Healthcare Systems, the parent company of Beth Israel Deaconess Medical Center, a Harvard Medical School affiliate, has also agreed to install a VeriChip(TM) System in its emergency room.

•
Growing acceptance of VeriChip. Joseph E. Krull, CPP, CISSP, IAM, an internationally recognized security and privacy authority, who received a VeriChip in the fourth quarter of 2004 has been joined by such high-profile individuals as John Halamka, M.D., Chief Information Officer, Harvard Medical School & CareGroup Health System and Jack Schmidig, Bergen County Chief of Police, as recipients.

•
Increased ownership position in Digital Angel the Company’s majority-owned subsidiary: Applied Digital increased its ownership to 24.3 million shares, or 55.1%, from 23.6 million shares, or 54.5%, at the end of fiscal 2004.

•
Strong operating results at Digital Angel. Due to strength in its Animal Applications and GPS and Radio Communications businesses, Digital Angel’s total revenue for the first quarter rose 24.1% to $13.4 million from $10.8 million in last year’s first quarter. Net loss in the first quarter of this year declined to $0.5 million or a loss per share of $0.01, versus a net loss for the first quarter of 2004 of $3.7 million, or $0.12 loss per share on a separate company basis.

The Company will host a conference call today at 4:30 p.m. EDT. Mr. Silverman, Michael Krawitz, Executive Vice President and General Counsel, Evan McKeown, Chief Financial Officer and Kevin H. McLaughlin, Chief Executive Officer of VeriChip Corporation, will host the call. Interested participants should call (800) 472-8309 when calling from the United States or (706) 643-9561 when calling internationally. Please reference Conference I.D. Number 5959467.

There will be a playback available until midnight, June 5, 2005. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 5959467 for the replay.

This call is being webcast and can be accessed at Applied Digital’s Web site at www.adsx.com until June 5, 2005. The conference call can be found under the subheadings, “Investor Relations” and then “Audio Archives.”

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX: DOC - News).

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

  APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS DATA
                   (In thousands, except par value)

                                Assets

                                                March 31, December 31,
                                                   2005        2004
                                                ----------------------
Current Assets                                 (unaudited)
Cash and cash equivalents                         $26,162     $30,839
Restricted cash                                       182         327
Accounts receivable and unbilled receivables
 (net of allowance for doubtful accounts of
 $975 in 2005 and $810 in 2004)                    16,767      16,553
Inventories                                        11,161       8,115
Notes receivable                                      320         621
Other current assets                                7,483       2,237
----------------------------------------------------------------------
Total Current Assets                               62,075      58,692

Property And Equipment, net                        10,585       7,864

Notes Receivable, net                                 300         263

Goodwill, net                                      78,825      68,194

Other Assets, net                                  10,633       5,175
----------------------------------------------------------------------

                                                 $162,418    $140,188
======================================================================

                 Liabilities and Stockholders’ Equity

Current Liabilities
Notes payable and current maturities of
 long-term debt                                    $2,201      $2,044
Accounts payable                                   12,658       9,318
Other accrued expenses                             16,801      20,811
Net liabilities of Discontinued Operations          5,580       5,495
----------------------------------------------------------------------
Total Current Liabilities                          37,240      37,668

Long-Term Debt and Notes Payable                    3,971       2,288

Other Long-Term Liabilities                         2,624       5,075
----------------------------------------------------------------------

Total Liabilities                                  43,835      45,031
----------------------------------------------------------------------

Commitments And Contingencies
----------------------------------------------------------------------

Minority Interest                                  54,489      54,313
----------------------------------------------------------------------

Stockholders’ Equity
 Preferred shares: Authorized 5,000 shares in
  2005 and 2004 of $10 par value; special voting,
  no shares issued or outstanding in 2005 and
  2004, Class B voting, no shares issued or
  outstanding in 2005 and 2004                        -           -
 Common shares: Authorized 125,000 shares in
  2005 and 2004, of $.01 par value; 62,498
  shares issued and 62,398 shares outstanding in
  2005 and 56,541 shares issued and 56,441
  shares outstanding in 2004                          625         565
Common and preferred additional paid-in capital   492,850     471,271
Accumulated deficit                              (429,613)   (431,222)
Common stock warrants                               2,427       2,882
Treasury stock (carried at cost, 100 shares in
 2005 and 2004)                                    (1,777)     (1,777)
Accumulated other comprehensive income                310         402
Notes received from shares issued                    (728)     (1,277)
----------------------------------------------------------------------
Total Stockholders’ Equity                         64,094      40,844
----------------------------------------------------------------------

                                                 $162,418    $140,188
======================================================================

           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                (In thousands, except per share data)
                             (Unaudited)

                                                       For The Three
                                                           Months
                                                      Ended March 31,
                                                      ----------------
                                                        2005    2004
                                                      ----------------

Product revenue                                       $18,134 $23,039
Service revenue                                         3,804   3,464
----------------------------------------------------------------------
Total revenue                                          21,938  26,503

Cost of products sold                                  12,184  16,740
Cost of services sold                                   1,555   1,625
----------------------------------------------------------------------

Gross profit                                            8,199   8,138

Selling, general and administrative expense             8,907   8,290
Research and development                                1,300     925
Depreciation and amortization                             426     452
Interest and other income                                (312)   (466)
Interest expense reduction                             (2,160)   (342)
----------------------------------------------------------------------

Income (loss) from continuing operations before taxes,
minority interest and gain (loss) attributable to
 capital
transactions of subsidiary                                 38    (721)

Benefit (provision) for income taxes                       13     (92)
----------------------------------------------------------------------

Income (loss) from continuing operations before
 minority interest and gain (loss) attributable to
 capital transactions of subsidiary                        51    (813)

Minority interest                                         280     252

Net gain (loss) on capital transactions of subsidiary     380  (1,963)

Gain attributable to changes in minority interest as a
 result of capital transactions of subsidiary             902   2,150
----------------------------------------------------------------------

Income (loss) from continuing operations                1,613    (374)

Loss from discontinued operations                           -    (252)

Change in estimate on loss on disposal of discontinued
 operations and operating losses during the phase out
 period                                                    (4)  2,102
----------------------------------------------------------------------

Net income                                             $1,609  $1,476
======================================================================

Income per common share - basic
 Income (loss) from continuing operations               $0.03  $(0.01)
 Income from discontinued operations                        -    0.04
----------------------------------------------------------------------

Net income per common share - basic                     $0.03   $0.03
======================================================================

Income per common share - diluted
 Income (loss) from continuing operations               $0.03  $(0.01)
 Income from discontinued operations                        -    0.04
----------------------------------------------------------------------

Net income per common share - diluted                   $0.03   $0.03
======================================================================

Weighted average number of common shares outstanding -
 basic                                                 56,871  48,580

Weighted average number of common shares outstanding -
 diluted                                               56,871  48,580
======================================================================

Contact:
    CEOcast, Inc. for Applied Digital
    Ken Sgro, 212-732-4300
    kensgro@ceocast.com